Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we consent to the references to our firm in this Registration Statement on Form S-1 and to the incorporation by reference in this Registration Statement on Form S-1 (including any amendments thereto), to our estimates of reserves and value of reserves, and to our reports on reserves and the incorporation of our first amendment to the reports on reserves for the years ended 2001, 2002, and 2003 included in the W&T Offshore, Inc. Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about January 12, 2005 (including any amendments thereto), and the related prospectus of W&T Offshore, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas

January 27, 2005